Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:

David Jones
Executive Vice President and
Chief Financial Officer
865-293-5299

MEDIA CONTACT:

Tracy Young
Vice President, Communications
800-818-1498

Team Health Holdings, Inc. Announces First Quarter 2012

Financial Results

•	Net revenue increased 16.0% to $478.7 million over the prior year first quarter

•	Net earnings were $14.4 million; $25.2 million, after adjustments

•	Diluted net earnings per share of $0.21; Adjusted EPS of $0.37

•	Adjusted EBITDA increased 5.6% to $50.7 million

•	Acquisition activity remains robust with recent announcements of The Exigence Group and Bergen Anesthesia Associates/Teaneck Anesthesia Group transactions

•	Projected growth in net revenue for full year 2012 revised to an expected range of 14.0% to 15.0% from the prior 12.0% guidance

KNOXVILLE, Tenn. – May 1, 2012 – Team Health Holdings, Inc. (“TeamHealth”) (NYSE: TMH), one of the largest providers of outsourced physician staffing solutions for hospitals in the United States, today announced results for its first quarter of 2012.

“We are pleased with our first quarter results, as we delivered another quarter of financial performance that reflects growth in net revenue, operating earnings and Adjusted EBITDA,” said TeamHealth President and Chief Executive Officer, Greg Roth.

“Our financial performance this quarter demonstrates the consistency of our balanced and integrated approach to achieve our revenue goals. All of our growth drivers provided solid contributions to revenue growth, which include same contract, acquisitions and net new contract growth. This quarter, acquisition growth was the most significant contributor to consolidated revenue growth as we benefited from the acquisitions we completed during the second half of 2011. Net new contracts delivered positive contributions to revenue growth as we continued to see the benefits from our sales and marketing process. Finally, same contract revenue delivered growth in line with our expectations, driven by an increase in estimated collections per visit, while still reflecting a constrained volume growth environment, with a lighter flu season in 2012 compared to very strong same contract volume growth during the first quarter of 2011.

“We are pleased to have recently closed two very attractive acquisitions,” continued Mr. Roth. “In addition to our recent Anesthesia acquisition in Bergen, NJ, earlier today we announced the acquisition of The Exigence Group, a healthcare management organization headquartered in Amherst, NY. The Exigence Group provides care to approximately 500,000 patients each year, while operating 12 emergency department programs, 3 hospital medicine programs, and 8 Immediate Care Centers. We are excited to add such an established, high-quality group of physicians that will significantly expand our presence in western New York and allow us to further develop the Immediate Care Center strategy they have successfully pioneered in this market. We expect both of these acquisitions to have a favorable impact on revenue for the remainder of 2012, while being immediately accretive to Adjusted EPS.

“As we look forward to the remainder of 2012, our acquisition pipeline remains robust, and we expect the current environment to yield additional opportunities for both new contract wins and same contract revenue growth. As a result of the first quarter 2012 financial results and the recently announced acquisitions, we have revised our estimates for net revenue for fiscal year 2012 to range between $1.99 billion and $2.01 billion, reflecting a growth rate of between 14.0% and 15.0%, an increase from the prior guidance of 12.0% annual growth in net revenue. We continue to project Adjusted EBITDA margin for the full year of 2012 to be around 10.5%,” concluded Mr. Roth.

Lynn Massingale, M.D., Executive Chairman of TeamHealth, added, “We are extremely pleased with our progress and the execution of our growth plan during the first quarter of 2012. The quality of our recent acquisitions and net sales efforts reinforce the attractiveness of our model and demonstrate our reputation as a desirable partner to physician groups serving hospitals with the highest expectation of quality and service. Our proprietary information technology systems and infrastructure investments enable us to deliver the highest quality of patient care and allow us to drive patient safety, operational efficiency and customer satisfaction goals.”

2012 First Quarter Results

Net revenue increased 16.0% to $478.7 million from $412.5 million in the first quarter of 2011. Acquisitions contributed 7.9%, new contracts, net of terminations contributed 4.6%, and same contracts contributed 3.5% of the increase in quarter-over-quarter growth in net revenue.

Same contract revenue increased 3.8% to $395.7 million from $381.1 million in the first quarter of 2011. Increases in estimated collections on fee-for-service visits of 4.2% provided a 3.1% increase in same contract revenue growth between quarters. Fee for service volume growth provided a 0.8% increase in same contract revenue growth as the number of visits increased 1.1% from the same contract volume reported in the first quarter of 2011. Contributing to the same contract volume increase was an extra calendar day during the 1st quarter of 2012. Declines in contract revenue constrained same contract revenue growth by 0.1%. Acquisitions contributed $32.4 million of revenue growth and net new contract revenue increased by $19.2 million between quarters.

Reported net earnings were $14.4 million, or $0.21 diluted net earnings per share, compared to net earnings of $20.1 million, or $0.31 diluted net earnings per share, in the first quarter of 2011. Included in the first quarter of 2012 financial results was an increase in prior year liability loss reserves of $5.2 million ($3.1 million after-tax). $4.4 million of the increase in prior year loss reserves was related to a change in the calculation of the discount rate used by the Company for calculating its professional liability reserves. During the first quarter of 2012, the Company adopted a discount factor based upon the weighted average US Treasury rates over a 10 year period which was 0.9% as of March 31, 2012. Prior to this change, the Company used the 10 year US Treasury rate as a discount factor, which was 2.2% as of March 31, 2012. The remaining $0.7 million of the prior year liability loss reserve change relates to unfavorable development on prior year loss estimates since the most recent actuarial analysis. In addition, the financial results for the first quarter of 2012 included $6.3 million ($3.8 million after-tax) of contingent purchase compensation expense associated with acquisitions that contained a contingent payment component of the total purchase price and non-cash amortization expense of $6.1 million ($3.8 million after tax). Excluding these items, net earnings for the first quarter of 2012 were $25.2 million and Adjusted EPS was $0.37 per share. Financial results for the first quarter of 2011 included $2.6 million of contingent purchase compensation expense ($1.6 million after-tax) and non-cash amortization expense of $3.6 million ($2.3 million after-tax). Excluding these items, net earnings for the first quarter of 2011 were $24.0 million and Adjusted EPS were $0.37 per share. See “Non-GAAP Financial Measures Reconciliations” and “Adjusted Earnings Per Share” below for the definition of Adjusted EPS and its reconciliation to net earnings and diluted earnings per share.

First quarter 2012 net earnings per share were also impacted by transaction costs of $1.2 million ($0.8 million after tax or $0.01 per share).

Cash flow provided by operations was $14.4 million compared to $20.9 million in the same quarter in 2011. Included in operating cash flows for the first quarter of 2011 were contingent purchase price payments of $6.9 million. Excluding the impact of contingent purchase price payments, the $13.4 million decrease in operating cash flow between quarters was principally the result of increased use of cash in funding working capital obligations in the first quarter of 2012 including accrued compensation and benefits and incentive plan payments.

Adjusted EBITDA increased to $50.7 million from $48.0 million in the first quarter of 2011, and Adjusted EBITDA margin was 10.6% compared to 11.6% for the same quarter in 2011. See “Non-GAAP Financial Measures Reconciliations” and “Adjusted EBITDA” below for the definitions of Adjusted EBITDA Margin and Adjusted EBITDA and its reconciliation to net earnings.

As of March 31, 2012, the Company had cash and cash equivalents of approximately $10.2 million and $209.0 million of available borrowings under a revolving credit facility (without giving effect to $6.0 million of undrawn letters of credit). The Company’s total outstanding debt was $408.5 million, including $16.0 million outstanding under its revolving credit facility. Total debt reduction in the first quarter of 2012 was $11.5 million, which reflected $2.5 million of term debt payments and a $9.0 million reduction of outstanding revolver borrowings.

Conference Call

As previously announced, TeamHealth will hold a conference call tomorrow, May 2, to discuss its 2012 fiscal first quarter results at 8:30 a.m. (Eastern Time). The conference call can be accessed live over the phone by dialing 1-877-941-2068, or for international callers, 1-480-629-9712. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 4530820. The replay will be available until May 9, 2012.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.teamhealth.com. The on-line replay will remain available for a limited time beginning immediately following the call in the Investor Relations section of the Company’s website at www.teamhealth.com.

To learn more about TeamHealth, please visit the company’s Web site at www.teamhealth.com. TeamHealth uses its Web site as a channel of distribution for material Company information. Financial and other material information regarding TeamHealth is routinely posted on the Company’s Web site and is readily accessible.

About TeamHealth

TeamHealth (Knoxville, Tenn.) (NYSE: TMH) is one of the largest providers of outsourced physician staffing solutions for hospitals in the United States. Through its seven principal service lines located in 16 regional sites, TeamHealth’s more than 7,700 affiliated healthcare professionals provide emergency medicine, anesthesia, hospital medicine, urgent care, and pediatric staffing and management services to more than 750 civilian and military hospitals, clinics, and physician groups in 47 states. For more information about TeamHealth, visit www.teamhealth.com.

Forward Looking Statements

Statements and information contained herein that are not historical facts and that reflect the current view of Team Health Holdings, Inc. (the “Company”) about future events and financial performance are hereby identified as “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions. The Company cautions that such “forward looking statements,” including without limitation, those relating to the Company’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.” Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include but are not limited to current or future government regulation of the healthcare industry, exposure to professional liability lawsuits and governmental agency investigations, the adequacy of insurance coverage and insurance reserves, as well as those factors detailed under the caption “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K and the most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission. The Company’s “forward looking statements” speak only as of the date hereof and the Company disclaims any intent or obligation to update “forward looking statements” herein to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.

Non-GAAP Financial Measures Reconciliations

In this release we refer to Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted EPS which are financial measures that are calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Adjusted EBITDA is defined as net earnings before interest expense, taxes, depreciation and amortization, as further adjusted to exclude the non-cash items and the other adjustments shown in the table under “Adjusted EBITDA” below. Adjusted EBITDA margin represents Adjusted EBITDA divided by net revenue. Adjusted EPS is defined as diluted earnings per share excluding non-cash and other adjustments, including the impact of contingent purchase compensation expense and amortization expense relating to purchase accounting for historical acquisitions and the other adjustments shown in the table under “Adjusted Earnings Per Share”. For a reconciliation of each of Adjusted EBITDA and Adjusted EPS to the most directly comparable GAAP measure, we refer you to the tables under “Adjusted EBITDA” and “Adjusted Earnings Per Share,” respectively.

Team Health Holdings, Inc.

Consolidated Balance Sheets

	December 31, 2011	March 31, 2012
	(Unaudited) (In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$9,855	$10,193
Accounts receivable, less allowance for uncollectibles of $265,293 and $276,997 in 2011 and 2012, respectively	307,874	325,427
Prepaid expenses and other current assets	24,021	21,554
Receivables under insured programs	14,129	12,845
Income tax receivable	1,438	—

Total current assets	357,317	370,019
Investments of insurance subsidiary	94,300	94,120
Property and equipment, net	34,674	34,432
Other intangibles, net	101,910	95,794
Goodwill	232,215	232,215
Deferred income taxes	36,188	38,084
Receivables under insured programs	31,581	27,078
Other	40,082	40,263

	$928,267	$932,005

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,356	$20,140
Accrued compensation and physician payable	153,674	136,547
Income tax payable	—	8,497
Other accrued liabilities	109,649	108,855
Current maturities of long-term debt	35,000	26,000
Deferred income taxes	38,068	38,266

Total current liabilities	358,747	338,305
Long-term debt, less current maturities	385,000	382,500
Other non-current liabilities	167,120	175,929
Shareholders’ equity:
Common stock, ($0.01 par value; 100,000 shares authorized, 65,589 and 65,771 shares issued and outstanding at December 31, 2011 and March 31, 2012, respectively)	656	658
Additional paid-in capital	541,216	544,979
Accumulated deficit	(527,774)	(513,350)
Accumulated other comprehensive income	3,302	2,984

Shareholders’ equity	17,400	35,271

	$928,267	$932,005

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Team Health Holdings, Inc.

Consolidated Statements of Comprehensive Earnings

	Three Months Ended March 31,
	2011	2012
	(Unaudited)
	(In thousands, except per share data)
Net revenue before provision for uncollectibles	$719,134	$840,424
Provision for uncollectibles	306,640	361,762

Net revenue	412,494	478,662
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	313,650	371,585
Professional liability costs	14,739	22,308
General and administrative expenses (includes contingent purchase compensation expense of $2,617 and $6,343 in 2011 and 2012, respectively)	40,754	48,364
Other income	(548)	(1,455)
Depreciation	3,051	3,118
Amortization	3,638	6,116
Interest expense, net	3,277	3,557
Transaction costs	154	1,227

Earnings before income taxes	33,779	23,842
Provision for income taxes	13,659	9,418

Net earnings	$20,120	$14,424

Net earnings per share
Basic	$0.31	$0.22
Diluted	$0.31	$0.21
Weighted average shares outstanding
Basic	64,475	65,567
Diluted	65,593	67,383
Other comprehensive income, net of tax:
Net change in fair value of investments, net of tax of $(109) and $(172) for 2011 and 2012, respectively	(203)	(318)
Net change in fair value of swaps, net of tax of $359 for 2011	562	—

Total comprehensive earnings	$20,479	$14,106

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Team Health Holdings, Inc.

Consolidated Statements of Cash Flows

	Three months ended March 31,
	2011	2012
	(Unaudited)
	(In thousands)
Operating Activities
Net earnings	$20,120	$14,424
Adjustments to reconcile net earnings:
Depreciation	3,051	3,118
Amortization	3,638	6,116
Amortization of deferred financing costs	456	199
Employee equity-based compensation expense	606	1,123
Provision for uncollectibles	306,640	361,762
Deferred income taxes	5,334	(1,526)
Loss on disposal of equipment	18	22
Loss on assets held for sale	20	—
Equity in joint venture income	(540)	(536)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(323,892)	(379,315)
Prepaids and other assets	1,897	4,640
Income tax accounts	7,402	9,935
Accounts payable	(3,517)	(2,205)
Accrued compensation and physician payable	83	(14,758)
Contingent purchase liabilities	(4,253)	6,343
Other accrued liabilities	1,174	(3,132)
Professional liability reserves	2,698	8,223

Net cash provided by operating activities	20,935	14,433
Investing Activities
Purchases of property and equipment	(2,202)	(2,909)
Sale of property and equipment	90	—
Purchases of investments by insurance subsidiary	(16,215)	(22,157)
Proceeds from investments by insurance subsidiary	14,177	21,848
Other investing activities	—	(2,000)

Net cash used in investing activities	(4,150)	(5,218)
Financing Activities
Payments on notes payable	(1,062)	(2,500)
Proceeds from revolving credit facility	—	149,800
Payments on revolving credit facility	—	(158,800)
Proceeds from exercise of stock options	3,559	2,642
Stock issuance costs	(466)	—
Payments of financing costs	—	(19)

Net cash provided by (used in) financing activities	2,031	(8,877)

Increase in cash and cash equivalents	18,816	338
Cash and cash equivalents, beginning of period	30,337	9,855

Cash and cash equivalents, end of period	$49,153	$10,193

Interest paid	$4,334	$3,937

Taxes paid	$968	$958

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Team Health Holdings, Inc.

Adjusted EBITDA

We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings before interest expense, taxes, depreciation and amortization, as further adjusted to exclude the non-cash items and the other adjustments shown in the table below. We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. In evaluating our performance as measured by Adjusted EBITDA, management recognizes and considers the limitations of this measure. Adjusted EBITDA does not reflect certain cash expenses that we are obligated to make, and although depreciation and amortizations are non-cash charges, assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements. In addition, other companies in our industry may calculate Adjusted EBITDA differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.

The following table sets forth a reconciliation of net earnings to Adjusted EBITDA.

	Three Months Ended March 31,
	2011	2012
	(in thousands)
Net earnings	$20,120	$14,424
Interest expense, net	3,277	3,557
Provision for income taxes	13,659	9,418
Depreciation	3,051	3,118
Amortization	3,638	6,116
Other income(a)	(548)	(1,455)
Contingent purchase compensation expense(b)	2,617	6,343
Transaction costs(c)	154	1,227
Employee equity-based compensation expense(d)	606	1,123
Insurance subsidiary interest income	598	564
Professional liability loss reserve adjustments associated with prior years	—	5,165
Severance and other charges	792	1,071

Adjusted EBITDA	$47,964	$50,671

(a)	Reflects gain or loss on sale of assets, realized gains on investments, and changes in fair value of investments associated with the Company’s non-qualified retirement plan.
(b)	Reflects contingent purchase compensation expense associated with earnout arrangements on acquisition transactions.
(c)	Reflects expenses associated with acquisition transaction fees.
(d)	Reflects costs related to options and restricted shares granted under the Team Health Holdings, Inc. 2009 Stock Incentive Plan.

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Team Health Holdings, Inc.

Adjusted Earnings Per Share

(in thousands, except per share data)

We present Adjusted earnings per share (“Adjusted EPS”) as a supplemental measure of our performance. We define Adjusted EPS as diluted earnings per share excluding non-cash and other adjustments, including the impact of contingent purchase compensation expense and amortization expense relating to purchase accounting for historical acquisitions. We present Adjusted EPS because we believe that it assists investors in understanding the impact of acquisition-related costs on our earnings per share and comparing our performance across operating periods on a consistent basis and provides additional insight into our core earnings performance. Adjusted EPS is not a measurement of financial performance or liquidity under generally accepted accounting principles. In evaluating our performance as measured by Adjusted EPS, management recognizes and considers the limitations of this measure. Adjusted EPS does not reflect certain cash expenses that we are obligated to make, and although contingent purchase compensation expense and amortization expense are non-cash charges in the period reported, such charges reflect historical or future cash payments in conjunction with our acquisition transactions. In addition, other companies in our industry may calculate Adjusted EPS differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EPS should not be considered in isolation or as a substitute for net income, operating income, basic and diluted earnings per share, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.

The following table sets forth a reconciliation of diluted earnings per share to Adjusted EPS (note that some totals may not add due to rounding).

	Three Months Ended March 31,
	2011		2012
Diluted weighted average shares outstanding	65,593		67,383

Net earnings and diluted net earnings per share, as reported	$20,120	$0.31	$14,424	$0.21
Adjustments:
Professional liability loss reserve adjustments associated with prior years, net of tax of $(2,050) for 2012	—	—	3,115	0.05
Contingent purchase compensation expense, net of tax of $(1,042) and $(2,518) for 2011 and 2012, respectively	1,575	0.02	3,825	0.06
Amortization expense, net of tax of $(1,350) and $(2,330) for 2011 and 2012, respectively	2,288	0.03	3,786	0.06

Net earnings and diluted earnings per share, as adjusted	$23,983	$0.37	$25,150	$0.37

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Team Health Holdings, Inc.

Revenue Analysis

The components of net revenue includes revenue from contracts that have been in effect for prior periods (same contracts) and from new and acquired contracts during the periods, as set forth in the table below:

	Three Months Ended March 31,
	2011	2012
	(in thousands)
Same contracts:
Fee-for-service revenue	$279,770	$294,831
Contract and other revenue	101,361	100,837

Total same contracts	381,131	395,668
New contracts, net of terminations:
Fee-for-service revenue	18,057	28,611
Contract and other revenue	13,306	21,946

Total new contracts, net of terminations	31,363	50,557
Acquired contracts:
Fee-for-service revenue	—	26,995
Contract and other revenue	—	5,442

Total acquired contracts	—	32,437
Consolidated:
Fee-for-service revenue	297,827	350,437
Contract and other revenue	114,667	128,225

Total net revenue	$412,494	$478,662

The following table reflects the visits and procedures included within fee-for-service revenues described in the table above:

	Three Months Ended March 31,
	2011	2012
	(in thousands)
Fee-for-service visits and procedures:
Same contract	2,043	2,066
New and acquired contracts, net of terminations	140	380

Total fee-for-service visits and procedures	2,183	2,446

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